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                                                                     EXHIBIT 5.1


                    KPMG LLP                         Telephone    (416) 228-7000
                    CHARTERED ACCOUNTANTS            Telefax      (416) 228-7123
                    Yonge Corporate Centre           Internet     www.kpmg.ca
                    4100 Yonge Street, Suite 200
                    Toronto ON M2P 2H3
                    Canada

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
North American Palladium Ltd.:

We consent to the incorporation by reference in this registration statement on Form F-10 of our report dated February 27, 2007, with respect to the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2006 and 2005, and the related consolidated statements of earnings (loss) and deficit and cash flows for each of the years in the three year period ended December 31, 2006, which report appears in the annual report on Form 40-F of North American Palladium Ltd. for the year ended December 31, 2006.

We also consent to the inclusion of our report with respect to the supplementary schedule of "Reconciliation to Accounting Principles Generally Accepted in the U.S." included in the Form 40-F. Our report is dated February 27, 2007, except as to the supplementary schedule which is as of March 30, 2007.

We also consent to the reference to our Firm under the headings "Auditors" and "Selected Financial Data" in the prospectus, which is part of this Registration Statement.

/s/ KPMG

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
April 3, 2007

       KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.